EXHIBIT 99.2

On March 7, 2012, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Welcome to the inTEST Corporation 2011 Fourth Quarter and Year End Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. At that time, if you have a question, you will need to press star, one on your pushbutton phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the conference over to Laura Guerrant, inTEST's Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Brittany. Joining us today from the Company are Robert Matthiessen, President and Chief Executive Officer; and Hugh Regan, inTEST's Treasurer and Chief Financial Officer. Mr. Matthiessen will briefly review highlights from the fourth quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the first quarter of 2012. We will then have time for any questions. If you have not yet received a copy of today's release, please e-mail me at laura@guerrantir.com, or you can get a copy of the release on inTEST's website at www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risk and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of restructuring initiatives, and other risk factors set forth from time to time in the Company's SEC filings, including, but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events. And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks, Laura. Welcome, everyone, to our 2011 fourth quarter and year-end conference call.

While Hugh will review the financial results in detail, I would like to highlight some of our achievements. Let me start with the year's results. 2011 was a banner year for inTEST. Over the last few years we have been transforming inTEST by diversifying our thermal product segment and evolving from a semiconductor ATE company to a broad industrial test company. The growth markets we now address are in both semiconductor and non-semiconductor areas, including aerospace, defense, automotive, telecommunications and medical/pharmaceutical. Our results for 2011 were fueled by both our traditional semiconductor markets and those new markets addressed by inTEST's Thermal Solutions. During the year we further strengthened our operations and increased operational efficiencies while maintaining our fiscal discipline and cost controls, delivering a very strong operating performance, which improved over 2010.

Net revenues of $47.3 million have steadily improved each year since 2007 and are approaching pre-recession results. Gross profit of $22.9 million improved by $748,000, and gross margin of 48% was the highest level since 2006. We ended 2011 with our second consecutive year of profitability, culminating in a net income of $9.9 million or $0.96 per share, a testament to our diversification strategy and the hard work of our entire team. On a quarterly basis, Q4 2011 marked nine consecutive quarters of profitability. As we had anticipated the fourth quarter reflected a turbulent macroeconomic environment which resulted in a softening of the overall ATE industry. And while it was our weakest quarter of the year, Q4 revenue of $10.1 million and net earnings per share of $0.07 were in line with our guidance.

While total bookings for the fourth quarter of $8.1 million declined from Q3 bookings of $10.5 million, we continue to leverage our Thermal division and the Sigma Systems acquisition and we have made significant progress in diversifying our end market penetration. A year ago 2010 non-semi related bookings were 19% of consolidated bookings. A year later we exited 2011 with 29%. For the fourth quarter non-semi related bookings were 38% of consolidated bookings compared with 41% for the third quarter. And although non-semi related bookings declined slightly on a quarterly basis, on an overall basis we fully expect that non-semi related products will continue to play an even greater role in the Company's success.

Now, let me turn to the segments in which we operate, which are the Mechanical products, including manipulators and docking hardware, electrical products or tester interfaces and thermal products.

In the Mechanical products segment, fourth quarter bookings were $1.1 million compared with third quarter bookings of $2.3 million. Many of our customers in the segment have become more thoughtful about their production needs, and we are finding that there's now a longer approval cycle for purchase orders. Some of this may be due to the strengthening of internal controls driven by new regulations but approvals do seem to need higher level corporate sign-off before a PO is released. Generally speaking though, bookings in our Mechanical segment fell off during Q3 and continued downward in Q4, while Electrical segment bookings rebounded in Q4 compared to Q3.

Overall, bookings in these segments on a combined basis have improved substantially in the past few weeks of Q1 2012. In fact, we recently received an order for $2.2 million from a major domestic semiconductor manufacturer; the order of which includes manipulator, docking hardware and tester interface products manufactured by both our Mechanical and Electrical products segments, will be shipped during the first and second quarters of 2012. We feel that we are through the trough in the semiconductor related business over the past few quarters, and anticipate that we will see improving bookings as we move forward. In fact, at this point in time, quarter-to-date bookings for 2012 reflect an increase of $1.4 million or 18% over the level we achieved in all of fourth quarter of 2011. Quarter-to-date bookings for 2012 include $515,000 of bookings for our new Thermonics acquisition which closed on January 16, 2012. If we adjust to eliminate the impact of the Thermonics acquisition, the increase in quarter-to-date bookings for 2012 is $933,000 or 12%.

In the Mechanical segment, we continue to develop and refine our manipulator and docking hardware products, which positions us for a well targeted product mix to develop customer specific docking solutions. We've had a number of successes this year with new and existing customers; most notably with our Cobal 250 Manipulator, which has been well received. We received a direct docking win for the analog mixed signal industry and one manipulator business for use in microcontroller, analog and Flash IP areas.

In 2012, we will of course continue to refine and develop new docking solutions as these are semi-custom products. Our Cobal 500 Manipulator is a completed product and TUV certification should be complete next week. We are searching for a suitable domestic beta site for that system. This manipulator is suitable for test heads weighing up to 500 kilograms or 1,100 pounds. A range of popular testers are in this class including those from Teradyne, Verigy.and Nextest.

For the Electrical products segment, fourth quarter bookings of $864,000 improved over third quarter bookings of $827,000, reflecting the substantial inroads we continue to make in this segment. We have had considerable activity in the Electrical segment this year and a number of design wins across numerous industries, including disk drives, mixed signal and high speed digital. In 2011, we implemented a new in-house test system that has greatly enhanced our abilities in product verification and product throughput, which has resulted in reduced development time and streamlined production schedules. We are currently working closely with several customers on strategic interfaces for their respective products.

Turning to our Thermal segment. Although fourth quarter bookings were $6.1 million compared with third quarter bookings of $7.4 million, our Thermal products division remains our strongest. 51% of fourth quarter bookings for the Thermal products segment came from non-semiconductor customers. Sigma Systems accounted for 19% of Q4 bookings for Thermal products compared to 23% of year-to-date bookings for the Thermal products segment.

On January 16, 2012, we closed on the acquisition of Thermonics Incorporated, a division of Test Enterprises, pursuant to the agreement we entered into in December. The purchase price for the assets was approximately $3.8 million in cash, which included net working capital of approximately $1.1 million. The addition of Thermonics further enhances our presence in the ATE industry, while at the same time provides additional leverage in the growth industries outside the semiconductor industry. The integration of this acquisition is on track and we expect this operation to be accretive in our operations beginning in the second quarter of 2012.

Drivers in this area include several things. Mobility is driving the semi-test recovery and opportunities in the telecom market continue to offer good business potential. Worldwide there's continued expansion in all forms of technology, especially in fiber optic and mobile realms as the boundaries of telecom and media entertainment continue to emerge and increase demand for bandwidth is driving expansion. And as more and more people continue to use applications, such as Facebook, which I understand has roughly 700 updates a second, Twitter with 600 tweets a second, and Google with 34,000 searches a second, network infrastructure is going to have to expand to accommodate this growing demand. In all cases, developers, manufacturers and service providers need assurance that their equipment will work in their operational environments.

In late 2011, a contract was signed for the development of a liquid process chiller for the nuclear power industry. This project initially will last for 18 months and result in the delivery of a qualification system. The application presents a unique and challenging set of thermal load requirements which can not be met by the commercial market. Sales potential with this customer are projected to be between $5.8 million and $9.0 million over the first three to five years. Clearly, the expansion of our Thermal group presents inTEST with increased opportunities arising from new capabilities and products from the Thermonics brand. We are forging a new path and tapping new markets. In fact, we are identifying markets and creating customers with new products they've never had before.

In summary, inTEST delivered another strong year and quarter. We have continued to advance our growth initiatives. The diversification of our served markets, via our Thermal group, is a strength we will leverage going forward. The conservatism we experienced with our semiconductor customers in Q3 and Q4 seems to be loosening up. The recovery of our semiconductor customers, along with the new non-semi businesses in which we are engaging give us confidence in long term growth prospects for inTEST Corporation. It's an incredibly intriguing time for our industry with new developments and technology, market conditions and end user requirements driving innovation. Our operations have never been stronger and we are well positioned to work with our customers to further refine and define the next steps for both our semi and non-semi customers.

I would now like to turn the call over to our CFO for the financial review. Hugh?

Hugh Regan, Jr.:

Thanks Bob.

Net revenues for the quarter ended December 31, 2011 of $10.1 million decreased 14% from third quarter net revenues of $11.7 million and were flat when compared with fourth quarter 2010 net revenues of $10.1 million. Fourth quarter end user net revenues were $9.2 million or 91% of net revenues compared with third quarter end user net revenues of $10.6 million or 91% of net revenues. OEM net revenues were $894,000 or 9% of net revenues compared with third quarter OEM net revenues of $1.1 million or 9% of net revenues. Net revenues for markets outside of semiconductor tests were $4.0 million or 40% of net revenues compared with $3.6 million or 31% of net revenues in the third quarter.

On a product segment basis, fourth quarter net revenues for the Mechanical product segment were $1.9 million or 19% of net revenues as compared with third quarter Mechanical products net revenues of $3.2 million or 27% of net revenues. Our Thermal products segment had net revenues of $7.4 million or 73% of net revenues as compared with third quarter Thermal products net revenue of $7.6 million or 65% of net revenues. And finally, our Electrical product segment reported net revenues of $823,000 or 8% of net revenues as compared with third quarter Electrical products net revenues of $940,000 or 8% of net revenue.

The Company's overall gross margin for the third quarter was $4.9 million or 48% as compared with $6.1 million or 53% in the third quarter of 2011 and $4.8 million or 47% in the fourth quarter of 2010. A less favorable product mix in our Mechanical products and Electrical products segment drove the reduction in gross margin in the fourth quarter.

Our consolidated material cost in the fourth quarter of 2011 was 31.4% compared with 30.6% in the third quarter. The material cost in our Mechanical product segment increased to 35.4% in the fourth quarter from 31.9% in the third quarter, due to an increase in the percentage of manipulator products shipped in the fourth quarter, which increased from 9% of this segment's revenue in Q3 to 20% of this segment's revenues in Q4, as well as a reduction in the net margin for docking hardware products, which declined from 73% in Q3 to 71% in Q4.

The material cost in our Electrical products segment increased to 46.4% in the fourth quarter from 36.0% in the third quarter, due to increased sales of a lower margin tester interface to a major domestic OEM. Offsetting these increases was a reduction in the material cost of our Thermal products segment, which declined slightly from 29.3% in the third quarter to 28.7% in the fourth quarter. The decline in the consolidated gross margin was also impacted by an increase in our fixed manufacturing cost as a percentage of net revenue. These fixed manufacturing costs, which were $1.6 million in both the third and fourth quarters of 2011, increased from 13.8% in the third quarter to 16.1% of net revenues in the fourth quarter, due to the aforementioned quarter-over-quarter decline in our net revenue.

I will now discuss the breakdown of operating expenses for the quarter.

Selling expense for the fourth quarter was $1.3 million or 13% of net revenues compared with $1.5 million or 13% of net revenues in the third quarter, a decrease of $186,000 or 13%. The decrease was primarily due to reduced sales commission expense on lower levels of revenues, as well as reduced levels of travel cost. These declines were partially offset by increases in accruals for product warranty and increased salary and benefit cost. Fourth quarter engineering and product development expense was $796,000 or 8% of net revenues compared with $809,000 or 7% of net revenues, a decrease of $13,000 or 2%. The decrease was primarily caused by reduced spending on patent legal matters.

General and administrative expense for the fourth quarter was $1.6 million or 16% of net revenues compared with $1.4 million or 12% of net revenues in the third quarter, an increase of $171,000 or 12%. During the fourth quarter of 2011, we incurred approximately $148,000 of cost associated with our acquisition of Thermonics, which closed in the first quarter of 2012. Other income for the fourth quarter was $10,000 compared with $5,000 for the third quarter.

And for the fourth quarter we recorded an income tax expense of $420,000 compared with an income tax benefit of $2.8 million booked in the third quarter. Our effective tax rate in the fourth quarter was 35%, which was higher than the 5% effective tax rate guidance that had been previously provided. We currently expect that our effective tax rate will be 25% for 2012, based upon our current estimates for the year, which is below the 35% effective tax rate we had previously guided to. The reduction in the expected effective tax rate for 2012 is based upon a number of factors, including the proration of domestic and foreign earnings, and our ability to use our California net operating losses during 2012. At December 31, 2011, we had total deferred assets of $2.5 million, which were split $453,000 to current assets and $2.0 million to long term asset.

Fourth quarter net earnings were $769,000 or $0.08 per diluted share as compared with third quarter net earnings of $5.2 million or $0.50 per diluted share. Included in the third quarter results was the impact of the $2.9 million reversal of the valuation allowance on our deferred tax assets, which was equal to $0.28 per diluted share. Absent the reversal of the deferred tax valuation allowance, third quarter earnings were $0.22 per diluted share.

Consolidated headcount at the end of the fourth quarter, which includes temporary staff, was 140 compared with 139 at the end of the third quarter. As we have noted before, we closely monitor our resource levels and will adjust as needed when we see any prolonged softness in demand levels.

I will now turn to our balance sheet. Cash and cash equivalents at the end of the fourth quarter were $14.0 million, up $1.9 million from the $12.1 million reported at September 30, 2011. The increase in cash was due to strong cash collections during the quarter. We expect cash and cash equivalents to decline in the first quarter of 2012, due to the acquisition of Thermonics. However, we currently expect cash will begin increasing sequentially again starting in the second quarter of 2012.

Accounts receivable at the end of the fourth quarter was $6.2 million, a decrease of $627,000 from the $6.8 million at September 30, 2011. The decrease was driven by reduced levels of net revenue in the fourth quarter compared with the third quarter.

Inventory at the end of the fourth quarter was $3.9 million compared with $4.7 million reported at the end of the third quarter. The inventory level at the end of the third quarter of 2011 had increased over historically normal levels due to shipments scheduled in the first few weeks of October of 2011.

Capital expenditures during the fourth quarter were $95,000 compared with third quarter capital expenditures of $45,000.

As Bob noted earlier, total bookings for the fourth quarter were $8.1 million compared with $10.5 million for the third quarter and bookings from markets outside of semiconductor tests were $3.1 million or 38% of fourth quarter bookings. This compares with bookings from markets outside of semiconductor tests of $4.3 million or 41% of 2011 third quarter bookings. The decline in non-semiconductor bookings in the fourth quarter was the result of increased bookings in the third quarter driven by over $1.0 million in orders from one customer to replace equipment damaged in the Thai flood. The backlog at the end of the fourth quarter was $4.0 million compared with $6.1 million at the end of the third quarter of 2011.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended March 31, 2012 will be in the range of $9.5 million to $10.5 million and that we will incur a net loss ranging from a loss of $0.03 to a loss of $0.07 per diluted share. The Q1 2012 net loss is driven by the expected operating losses in our Mechanical products and Electrical products segment due to the reduced bookings these segments experienced in the third and fourth quarters of 2011, combined with an unfavorable product mix. We currently expect that our Q1 2012 material cost as a percentage of revenue will range from 36% to 39% due to this unfavorable product mix. Also contributing to the operating loss, will be the one-time cost associated with the acquisition and integration of our Thermonics acquisition. We currently expect these one-time costs, which will include facility closure costs, to be in the range of $0.5 million. We expect this acquisition will be accretive beginning in the second quarter of 2012, and we currently expect a 30% net contribution margin on the incremental revenues which we expect will improve sequentially during 2012.

Please note that our outlook is based on the Company's current views with respect to operating and market conditions and customers' forecast, which are subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. We will begin the question-and-answer session. As a reminder, if you would like to ask a question, please press the star, followed by the one on your pushbutton phone. If you would like to withdraw your question, please press the star, followed by the two. And if you're using speaker equipment, you will need to pick up the handset before making your selection. One moment please for our first question.

Our first question comes from the line of Mark Miller with Noble Financial. Please go ahead.

Mark Miller:

Good afternoon.

Robert Matthiessen:

Hi, Mark. How are you doing?

Hugh Regan, Jr.:

Hi, Mark.

Mark Miller:

Just talking about the Thermonics integration and you say that's going to hit you for some restructuring cost this current quarter but then you see that becoming accretive, how does phase in, does that come in all within a quarter or two or has that literally progressed throughout the year in terms of the accretion of that acquisition?

Hugh Regan, Jr.:

We currently expect, as I said, there are acquisition costs that hit in the first quarter and the restructuring costs are really related to a facility in California, which we closed down in the second week of February, so we'll be taking the full hit for the balance of that lease, which was a one year lease, in the first quarter. I did say that we expect a 30% return on the revenues we earn on that segment in the second quarter, and then we do expect that to increase sequentially throughout 2012, gradually going up by a percent or 2% a quarter. You know, an ultimate or a top target for that at this point has not been fully established yet. We had originally thought that we would get up to a 40% return on those revenues. We're not sure that we can get to that point at this point but we fully expect that we can get to the 35-36% return level on those revenues.

Mark Miller:

And that's by the end of this year?

Hugh Regan, Jr.:

It might be-that might not get to it by fourth quarter; it might be the first quarter of next year, the second quarter of next year, but we don't expect it out beyond that point at this time.

Mark Miller:

Okay. You mentioned you had some flood, you know, flood related bookings, is this basically which helped you in the third quarter? Have you seen any more from that or is this basically done in terms of replenishment of equipment?

Robert Matthiessen:

We think replenishment is pretty much done in that area.

Mark Miller:

Okay, just one other question. Could you give me your cash flow from operations?

Hugh Regan, Jr.:

For the year, bear with me one second, cash flow from ops for the year was $7.8 million.

Mark Miller:

Thank you.

Hugh Regan, Jr.:

You're welcome.

Operator:

Thank you. Our next...

Robert Matthiessen:

(Cross talking)

Operator:

Pardon me, go ahead.

Robert Matthiessen:

Yes, Mark, let me go back to the replenishment question. I was referring to the Thermal group and we think the replenishment has been addressed there. There are a lot of testers that were damaged during that thing and not all of the decisions have been made on how they will replace them yet, and so there's going to be some ongoing tester sales throughout the year for that and I would expect that we'll get some of the docking hardware and manipulator business from that but we don't have anything specific yet.

Mark Miller:

Do you see any positive, just on that note again about what's going on with the disk drive industry? Do you see any positive or negative from, you know, China has kind of limited Western Digital's integration of Hitachi. It's kind of pushed out for two years. Does that help or hurt or is it the same with the Seagate Samsung deal that was pushed out one year by China.

Robert Matthiessen:

I don't see that it affects us very much. I think possibly the biggest benefactor from this whole thing will be flash memory. You know, give them a chance to get a bigger foothold.

Mark Miller:

Okay, thank you.

Operator:

Thank you. Our next question comes from the line of George Marema with Gamco Capital. Please go ahead.

George Marema:

Hi, thanks for taking my call. I've got a few questions. The first one, thank you for the guidance on the tax rates and the Thermonics acquisition, that's helpful. I'm trying to get a feel a little bit for the operating model looking forward here for 2012. Can you give me any kind of rough guidance on what your targets are for gross margins and operating expenses are, either expressed in dollars or in percents of revenues?

Hugh Regan, Jr.:

Sure. As far as gross margins, we've been averaging in the upper 40s for the last several quarters in 2010 and 2011. And I would expect that we will continue to range in the, you know, at the low end, the mid to upper 40s. And when I say mid, like 46, 47%. The first quarter of this year will probably be our lowest margin for the year and that's because you've got revenues dipping which cause our fixed cost as a percentage of revenues to increase, and therefore reduce our margins slightly.

George Marema:

Right.

Hugh Regan, Jr.:

But, and we also are expecting probably the most unfavorable product mix we'll see for the year, and that's because of some heavy sales of tester interfaces to an OEM at less than our typical margin profile. I think-but the balance of the year I'm optimistic that we'll see the margin returning to the 48 to 50% level depending on how revenues trend up over the balance of the year, depending on the slope of the curve of the recovery. SG&A, was 25% for the last two years and I would expect that-our revenues and I would expect that that would hold for the foreseeable future. Q1 again will be an aberration due to the acquisition of Thermonics and costs associated with the closing of that transaction but beyond the first quarter I see us going back to that 25% level. Product engineering and product development, was 7% for the last two years. I would see us ranging from 7 to 10% depending on where we are in the cycle and what our spending is on related to new product initiatives. And the operating margin, for instance, for the last year was approximately 16%. We're optimistic that we can achieve a similar target in 2012 but clearly it depends on the slope of the semiconductor recovery and how prolonged it is.

George Marema:

Okay, that's helpful. In looking out this year, you did 2010, $46.0 million revenues, 2011, $47.0 million, you know, due to the semis going down and you're non-semi going up a little bit offsetting some of that. In 2012, when you add in the Thermonics acquisition, if things were flat, I guess that puts you around $52.0 million in revenue, would a number of $60.0 million north of total revenue be a realistic viewpoint or?

Hugh Regan, Jr.:

Well I think it's possible. It all depends clearly on further penetration of markets outside of selling and marketing test. You know, those revenues grew nicely this year. I mean our revenues increased from $8.0 million in 2010 to $12.6 million in 2011, which was a 58% increase. I'm not sure what our levels of increase will be for next year. As we've said to a number of investors, as we've been out on non-deal road shows, these are new markets to us and we're not really sure of the growth characteristics of all these markets at this point, but we would expect them to grow at a greater rate than the semiconductor business overall. So, is $60 million possible? It's possible, and it also depends clearly on additional acquisitions. The Company is clearly focused on growth through acquisition. The Thermonics transaction that we just closed was really more of a defensive acquisition done because a competitor had become available. The Company is focused on increasing its footprint in the non-semi space with another acquisition in that area and hopefully we can have something done by the end of the year that might be able to contribute to some revenue in 2012.

George Marema:

On your semi business, is it driven mostly by capacity expansions or is just as sensitive to moving down the nodes, smaller nodes in 3D markets?

Robert Matthiessen:

Any change drives it. It's driven by capacity and capacity will typically drive the manipulator business because capacity normally means new testers which means new manipulators. However, in addition to that, any changes in devices that require different methods of probing them, for instance, or different handling systems to move them around, requires new docking hardware and new electrical interfaces from us. So we benefit from both capacity increases and from technology advances.

George Marema:

The docking hardware biz, that has turned up, I presume, of late?

Robert Matthiessen:

Yes, that's been strong all along, actually. The docking hardware business is a little bit different than the manipulator business in that when things are down docking is normally fairly strong because customers will take existing equipment and try to mix and match to get more throughput between testers and various probers and handlers. And so our docking hardware typically tends to go on even in poor times. Now when you're selling a bunch of manipulators like we did this past quarter, you also get docking hardware along with that, we usually sell a set with each manipulator, and so you get hits on both ends with the docking hardware business.

George Marema:

Yes, I know the docking hardware business typically leads you out of down cycles, so I'm just checking that all the pointers are pointing that way.

Robert Matthiessen:

They are.

George Marema:

Okay, great. I'll get back in queue, thank you.

Hugh Regan, Jr.:

Thank you.

Operator:

Thank you. Our next question comes from the line of Bob Delean with Red Rock Partners. Please go ahead.

Bob Delean:

Hey, guys. Thanks for taking my call. I was hoping you could talk a little bit more about Thermonics. Hugh, I know you just said it was more a defensive acquisition than strategic, and I believe I read that they did about $5.4 million run rate. You talked about the integration process of it, where are you in that? Obviously, facilities are one, and California's been closed, is there a lot more to do and what's your timeline for really fully integrating that?

Robert Matthiessen:

We'll be in full production on Friday. It is integrated and we'll begin to build product and ship product a few weeks after that. And so it's been a very rapid turnaround, mainly because it's essentially the same business we're in in Temptronic and we're fully familiar with it. The equipment is slightly different. It offers some slightly different benefits to our existing equipment, and so it broadens our customer base somewhat. And we have had a very smooth transition, thanks in large part to the people that run that group, and so we expect to be in full business there during Q2.

Bob Delean:

With respect to that, I looked on their website, it looked like they utilized mostly an outsourced sales force, is there a margin opportunity there to bring that in-house?

Robert Matthiessen:

Well, we both do that. We have what we call 'rep mothers', and then use reps and distributors on the outside. However, there will be a benefit of course in pricing now that we have one less competitor out there.

Bob Delean:

Okay, and then with respect to these one-time expenses, about $0.5 million, will that all be in G&A in Q1 or is that going to be a separate line item?

Hugh Regan, Jr.:

The cost associated with the termination of the lease will have hit a separate line item for restructuring cost as those costs typically do. The cost associated with the move and integration of that facility, there's been a lot of travel, clearly as staff from our Massachusetts operation have had to go back and forth several times to California in connection with that integration effort, and the cost of the move of that equipment and other integration cost will flow through G&A.

Bob Delean:

And so with that really mostly now integrated, again, your appetite for another acquisition, and again, I know you've been thinking about something bigger, this is not the big one, and the balance sheet seems like it certainly could support, you know, something else out there. So, Hugh, you kind of alluded to maybe by the end of 2012 is there, you know, can you get a little more specific on that?

Hugh Regan, Jr.:

Yes, at this time we don't have any particular target in our sight. We have discussed previously that we had engaged a boutique bank that assisted us in prior acquisitions last year. We had identified a number of potential opportunities with them and had stopped because of a lack of currency at the time. Cash did build over the balance of the year, the stock price has moved up a little bit, although the stock price is still below where we would consider it to be appropriate to use as a currency in an acquisition. We're again ready to focus on looking at opportunities. We have had some discussions with several banks about helping us finance our growth and we're about to put a working capital line of credit in place with one of those institutions in the next several weeks that would be able to assist us in at least putting a downpayment on something and these banks have also indicated a willingness to finance, based upon our current balance sheet, as well, so at very attractive rates. So, we're lining up the financing side and as our operations people look at other opportunities, but at this point we've got nothing in the pipeline that has any probability of closing.

Bob Delean:

That's really great. Thank you for all the great information. Appreciate it.

Speakers:

You're welcome.

Operator:

Thank you. Our next question comes from the line of Jay Srivatsa with Chardan Capital Markets. Please go ahead.

Jay Srivatsa:

Thanks for taking my question. I guess at a high level in the semi business we have several large companies talking about bottom in Q1 and starting to see some upside going forward, what's your sense in terms of the order activity itself? What are you seeing out there and how comfortable are you in terms of some of those comments that have been made so far.

Robert Matthiessen:

We're surprisingly optimistic with what's going on here. We're getting a lot of quote activity, we've gotten quite a few recent orders that were not necessarily surprising but came a little earlier than we thought. And so things seem to be opening up pretty quickly as far as I am concerned.

Jay Srivatsa:

All right. Competitively, you know, you mentioned the acquisition of that but how has the landscape changed in the last six to 12 months through these downturns? Have you seen competitors move to the sidelines or are you seeing more consolidation, can you kind of give us a landscape of what's happening there?

Robert Matthiessen:

Yes. The competitive landscape seems to have changed somewhat and because most of our competitors in the, at least in the semi space, are private; it's difficult to understand precisely what's going on but certainly we're getting business that at one time went elsewhere. And so we have seen during the downturn, at least in one or two instances, some significant weakening in the competitive landscape. That's not to say they won't recover but at the moment it seems to be static out there in that area. Of course in the Thermal group, our competition just became us so at least in the semi space, we're the largest, largest one there. Although there are some other smaller guys who are still out there to compete with.

Jay Srivatsa:

As you look at acquisitions, is the semi space an area you're focused on or are you looking to broaden it in other product areas?

Robert Matthiessen:

We're looking to broaden outside. As Hugh alluded to before, the Thermonics acquisition was an acquisition of convenience for us because it was available and at an attractive price. But our focus is outside of semi in test areas that are niche businesses that would be accretive to us quickly, businesses that we understand, businesses that have an intellectual property, and for us to understand the business it would probably have to be something that is leveraged out of the thermal group. There's a lot of businesses that use thermal conditioning for accelerated life test, that sort of thing, that we're not involved in at this point, so there's ripe areas to look at out there and that's where our focus will be.

Jay Srivatsa:

Thank you and good luck.

Speakers:

Thank you.

Operator:

Thank you. Ladies and gentlemen, if there are any additional questions, please press the star followed by the on your pushbutton phone at this time. And as a reminder, if you're using speaker equipment, you will need to pick up the handset before making your selection. One moment please. Our next question comes from the line of Brian Warner, Private Investor. Please go ahead.

Brian Warner:

Hi, thanks for taking the call. I have a few questions for you. First of all, can you talk, in your thermal area, sort of which industries you're experiencing the best traction versus some of the areas where you're kind of slow (ph), can you sort of outline sort of broadly some of the areas you're going after. I'm just wondering where most of the orders are coming from? And maybe along the lines of that same question, to the extent you can a little bit of color on the nuclear order you mentioned in that area? Could you give us sense of sort of what (inaudible) through that comes out of a little more specific (inaudible)? And you mentioned, I mean what was sort of your competitive strength that sort of gave you a win in that new area?

Robert Matthiessen:

Okay, let me answer from last to first because I can remember the last one much easier.

Brian Warner:

And I've got two more behind it, please.

Robert Matthiessen:

Okay, okay. Our strength in these businesses so far outside of semi is the fact that we're very adroit at semi-custom systems. We get that from our experience in the semiconductor world, which is entirely that way. Many of the thermal companies that we are competing with on the outside are old line, rather large companies that have standard products, and to date the model out there has been in industrial thermal test for a customer to go to one of these big companies that make ovens or whatever, and say, "Here's what I have to do," and that big company says, "Well, we have this product and if you modify your test such and such a way you can do this." We take the opposite tact. We say, "Hey, what do you have to do to test. We'll build the equipment to fit your product." This is a model that's not generally been used out there because most of these companies we compete with are rather large, and so being small and able to move quickly we can do that fairly well, and so we get these custom jobs to do.

You were talking about the one with the nuclear industry. In fact I cannot expand on that right now because of some rules we're under. We'll try to get some more information for you as time goes on here. But in terms of all these industries I'm talking about, no one or the other is bigger than others. With the exception of medical/pharmaceutical, we have not done much there yet. We've had a few nibbles there but that has not fed us very well. But certainly telecommunications, anything to do with mobility, a lot of semiconductors that are built nowadays are going into not just semiconductor but electrical products are going into hostile environments. That hostile environment can be your kid's pocketbook, you know, for an iPad as opposed to most parts used to be going into desktop computers, which are, you know, a controlled environment, you know, television's a controlled environment, it's the portability that's driving a lot of the necessity for extreme thermal testing. And so of course telecommunications is big in that.

Hugh Regan, Jr.:

One thing I might suggest to you is, the investor presentations that we have on our website has an appendix in it that has eight different case studies that we've put into the presentation to show investors the various industries that we've entered with our thermal products outside of semiconductor test and the various issues that our customers' facing in the solution that we created for them. So I think you might find that of interest and take a look at it. It's an example of a broad range of industries that we've responded to customer needs for and created solutions.

Brian Warner:

That'd be great. And one little follow-on on that front, how do you expect the sort of margins to shake out versus your semi area in that business?

Hugh Regan, Jr.:

Our margins for our non-semi...

Brian Warner:

(Cross talking) non-semi, let's say, versus your thermal semi.

Hugh Regan, Jr.:

Okay. There is not a significant, for instance, on thermal enclosures, which are the product when combined with our ThermoStreams or forced hot air systems that we sell into markets outside of semiconductor tests, the margins on those products are not really materially different outside of semi tests than they are in semi tests.

Brian Warner:

I see.

Hugh Regan, Jr.:

So again, when you're mixing those two products together, our thermal enclosures actually are one of our higher margin products than the company's and, you know, but when you compare semi versus non-semi with those specific types of products there really is no difference in the margin.

Brian Warner:

I gotcha. Okay, one last quick question. I know you've done well historically with Texas Instruments, and I assume they're, I don't know where they are with consolidating their National semi acquisition, a) has that led to any incremental business? And to the extent you can comment on how much incremental business might that be over time?

Robert Matthiessen:

Yes, it has resulted in business for us. I am reluctant to give a number because we're not allowed to. But it's substantial business for us. TI has always been a very good customer. In the past, we had not done a lot of business with National. Now that National is part of TI, we expect that we will have the opportunity to get more business there and we expect it to be substantial.

Brian Warner:

Terrific. Just a last one, and then I'll get in queue again. You mentioned, you know, obviously the sort of the current, the tone of business sort of last summer through the end of the year was very (inaudible), and you mentioned that some of the orders seems to be taking a little bit longer in terms of, you know, parts of the cycle and improvements, I'm just wondering if you feel like competitively from a market share perspective have you lost any ground or was it really virtually a 100% industry phenomenon?

Robert Matthiessen:

No, I don't think we lost any ground. I think we've gained some market share along the way. But always when things slow down the approval cycle moves upstream, which is what I was talking about. And then as things loosen up they allow the lower level people to go out and buy and I think that's what we're seeing now.

Brian Warner:

I see. Thanks for clarifying that. All right, thanks very much, I appreciate it.

Robert Matthiessen:

You're welcome.

Operator:

Thank you. Our next question comes from the line of George Marema with Gamco Capital. Please go ahead.

George Marema:

Hi, thanks. I had another follow-up. Since you guys are, you know, clearly heading down the path of trying to grow aggressively in the thermal non-semi areas, I was sort of curious as to-you have a whole host of vertical markets that this could go to, and I was wondering what is your, from a sales and marketing standpoint, what is your go-to-market technique and strategy? And for 2012, what kind of further initiatives you're going to do to have customer-facing sales and marketing approaches to this?

Robert Matthiessen:

Well, so far what we have done is target obvious industries that would benefit or do benefit from thermal testing, and literally go to their trade shows and see what they're doing and approach them and get business that way. It's been a grassroots effort. Now, as we do this, we learn things about the distribution channels involved with those businesses. They differ from what we've traditionally had in semi, and we've not made any significant changes there yet but we probably will once we get a handle on all this, and a lot will depend on our acquisition success during the year because that may tend to steer this in a specific direction. Now, you're right we're approaching a lot of different industries at the moment and it may be that one of these industries is the real feeder that we will go to in the end.

George Marema:

Yes, that's kind of what I'm getting at because I was wondering if you're doing a direct sales and you need to hire certain sales people for those different verticals or is a customer, say in automotive or telecom or et cetera, do they typically use consultants that you can tap in to make these decisions or how are these-how do these markets work? You know, I'm just wondering kind of...

Robert Matthiessen:

It's all of the above, George.

George Marema:

Yes.

Robert Matthiessen:

And it's a learning curve for us at the moment. But I expect that you'll see modifications in our sales strategy as the year progresses and we become more knowledgeable with these markets.

George Marema:

Yes, because with the success you've had to date it's been pretty stunning, actually, and that's with the arm tied behind your back, it almost seems, so I'm just...

Robert Matthiessen:

Well, you know, it is, but the commonality of course is the equipment we're selling, and so even though you're in a different industry it's not a whole lot different. I mean we're accustomed to using direct people, we have direct people. We're accustomed to using reps, we've been using reps for years and years. And in the thermal business we're accustomed to using distributors, we've been using them for years and years. So we have all three of those bases covered in terms of how we interact with customers.

George Marema:

Okay. All right, well thank you.

Robert Matthiessen:

You're welcome.

Operator:

Thank you. And there are no further questions at this time. I would like to turn the conference back to Mr. Matthiessen for any closing remarks.

Robert Matthiessen:

Well, thank you for your interest in inTEST. In closing, we remain confident in our business prospects. InTEST occupies a profitable niche space. We have a proven long term history with customers across the globe and provide high quality mission critical products that perform in high stress environments. We'll continue to work with our customers and drive innovations that allow us to continue being a leader in our target markets. Thanks again, and we look forward to updating you on our progress when we report our first quarter results. Good evening.

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[Non-material closing remarks omitted]